Execution Version

AMENDMENT NO. 1 TO SUPPORT AGREEMENT
This Amendment No. 1 to Support Agreement (this “Amendment”), dated as of March 28, 2016, is by and among ION Geophysical Corporation, a Delaware corporation (“ION”, together with its subsidiaries and affiliates, the “Company”), and each undersigned holder, in its capacity as described in the attached signature page (each, a “Supporting Noteholder”, and collectively, the “Supporting Noteholders”), of certain of the Company’s 8.125% Senior Secured Second Priority Notes due 2018 (the “Existing Notes”) issued by ION pursuant to that certain Indenture, dated as of May 13, 2013, among the Company, Wilmington Savings Fund Society, FSB (as successor to Wilmington Trust, National Association), as trustee, U.S. Bank National Association, as collateral agent and the subsidiary guarantors named therein (as amended, restated, amended and restated, supplemented or otherwise modified from time to time on or prior to the date hereof, the “Existing Notes Indenture”). The Company and the Supporting Noteholders are referred to herein collectively as the “Parties” and each individually as a “Party.” Capitalized terms used but not defined in this Amendment shall have the meaning assigned to such terms in that certain Support Agreement, dated as of February 26, 2016 (the “Support Agreement”), by and among the Parties.
RECITALS
WHEREAS, Section 15(c) of the Support Agreement provides that the Support Agreement, including any exhibits or schedules hereto (including the Term Sheet), may be amended, modified, altered or supplemented only by a written instrument executed by all of the Parties; and
WHEREAS, the Parties desire to amend the Support Agreement and the Term Sheet.

AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, each of the Parties hereby agrees as follows:
Section 1.Amendments.
(a)    The first recital of the Support Agreement is hereby amended in its entirety to read as follows:
“WHEREAS, as part of the Exchange Offer, each eligible holder of the Existing Notes shall have the right to exchange its Existing Notes for consideration consisting of, for each $1,000 of principal amount of Existing Notes validly exchanged, (i) $1,000 in principal amount of 9.125% Senior Secured Second Priority Notes due 2021 to be issued by the Company (the “New Notes”) and (ii) either (a) for Existing Notes tendered at or prior to 11:59 P.M., New York City Time, on the tenth business day following the commencement of the Exchange Offer (such time and date, as it may be extended, the “Early Tender Date”), ten (10) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (b) for Existing Notes tendered after the Early Tender Date, seven (7) shares of Common Stock (such shares under clause (a) or (b), the “New Shares”), in each case on terms and conditions consistent with those set forth herein and in the Term Sheet;”
(b)    The eighth recital of the Support Agreement is hereby amended in its entirety to read as follows:
“WHEREAS, as part of the Exchange Offer, the second lien intercreditor agreement dated as of May 13, 2013 by and among ION, the various subsidiaries of ION party thereto as grantors, PNC Bank, National Association, as the successor First Lien Representative and First Lien Collateral Agent for the First Lien Secured Parties, Wilmington Trust, National Association, as Second Lien Representative for the Second Lien Secured Parties, and U.S. Bank National Association, as Second Lien Collateral Agent for the Second Lien Secured Parties (the “Second Lien Intercreditor Agreement”) will be replaced by a new second lien intercreditor agreement by and among ION, the various subsidiaries of ION party thereto as grantors, PNC Bank, National Association, as the First Lien Representative and First Lien Collateral Agent for the First Lien Secured Parties, and Wilmington Savings Fund Society, FSB, as Second Lien Representative and Second Lien Collateral Agent for the Second Lien Secured Parties (the “New Intercreditor Agreement”).”
(c)    Section 4(a) of the Support Agreement is hereby amended in its entirety to read as follows:
“    (a)    The Company agrees that it shall commence the Exchange Offer and Consent Solicitation within twenty-one (21) business days of the date of this Agreement, in accordance with the terms set forth in the Offer to Exchange; provided that holders of not less than 60% in aggregate principal amount of the Existing Notes have executed this Agreement.”
(d)    Section 11(a)(i) of the Support Agreement is hereby amended in its entirety to read as follows:
“        i.    the Closing shall not have been consummated on or before the date that is fifty-one (51) business days following the execution of this Agreement by all Parties hereto (the “Outside Date”);”
(e)    Section 11(a)(ii) of the Support Agreement is hereby amended in its entirety to read as follows:
“        ii.    if the Exchange Offer and Consent Solicitation has not commenced on or before the date that is twenty-one (21) business days following the execution of this Agreement by all Parties hereto;”
(f)    The Support Agreement is hereby amended by replacing Exhibit A thereto with Exhibit A to this Amendment.
(g)    The Support Agreement is hereby amended by replacing the defined term “Second Lien Intercreditor Agreement Amendment” with “New Intercreditor Agreement” throughout the Support Agreement.
Section 2.    Effect of Amendment. All provisions of the Support Agreement, as amended hereby, shall remain in full force and effect. Each reference in the Support Agreement to the Support Agreement shall mean the Support Agreement as amended by this Amendment. The amendments set forth herein are limited precisely as written and shall not be deemed to be an amendment of any other term or condition of the Support Agreement.
Section 3.    Ratification. The Support Agreement, as amended hereby, is in all respects ratified, approved and confirmed.
Section 4.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Amendment. Delivery of an executed signature page to this Amendment by facsimile or electronic mail shall be effective as delivery of a manually executed signature page to this Amendment.
Section 5.    Governing Law. This Amendment (and all claims, controversies and cause of action relating to or otherwise arising in connection with this Amendment and the transactions contemplated hereby) shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provisions that would cause the application of laws of any jurisdiction other than the State of New York.
Section 6.    Effectiveness. This Amendment shall become immediately effective and binding as to each Party on the date when counterpart signature pages to this Amendment have been executed and delivered by the Company and each such Party.
[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

ION GEOPHYSICAL CORPORATION By: /s/ JAMEY S. SEELY Name: Jamey S. Seely Title: Executive Vice President, General Counsel & Corporate Secretary

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

ECF VALUE FUND, LP
ECF VALUE FUND II, LP
ECF VALUE FUND INT’L LTD

By:  /s/ JEFFREY L. GATES   03-24-16
Name: Jeffrey L. Gates
Title: Managing Partner, Gates Capital Management, LP
   President, Gates Capital Management, Inc.

Notice Information
Address: 1117 Avenue of the Americas, 46th Floor, NYC 10036
Attention:
Facsimile:
Email: jgates@gatescap.com

OSTERWEIS STRATEGIC INCOME FUND

By:  /s/ BRADLEY KANE
Name: Bradley Kane
Title: Assistant Porfolio Manager

Notice Information
Address: 1 Maritime Plaza, Suite 800 San Francisco, CA 94111
Attention: Bradley Kane
Facsimile: 415-434-0918
Email: Bradley.Kane@Osterweis.com

AT MLP FUND, LLC

By:  /s/ CHRIS LINDER
Name: Chris Linder
Title: Senior Vice President

Notice Information
Address: 1700 Lincoln Street, Suite 2550 Denver, CO 80203
Attention: Amanda Garvey
Facsimile:
Email: agarvey@atlantictrust.com

PAX WORLD HIGH YIELD BOND FUND

By:  /s/ PETER SCHWAB
Name: Peter Schwab
Title:

Notice Information
Address: 30 Pen Hallow St., Suite 300
Attention: Peter Schwab
Facsimile: 603-431-8372
Email: pschwab@paxworld.com

SIMPLON INTERNATIONAL LIMITED

By: /s/Thomas A. McKay
Name: Thomas A. McKay
Title: Its Attorney-In-Fact

Notice Information
Address: 45 Rockfeller Plaza, Suite 2109
                          New York, NY 10111
Attention: Malone MA
Facsimile: 212-315-4575
Email: malone@tamckay.com

EXHIBIT A
TERM SHEET
ION GEOPHYSICAL CORPORATION
AMENDED AND RESTATED SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

March 28, 2016

This amended and restated term sheet (the “Term Sheet”) sets forth certain principal terms and conditions upon which certain funds and accounts advised by Gates Capital Management, Inc. and certain other bondholders (collectively, the “Supporting Noteholders”) will agree to refinance and exchange (the “Exchange”) their holdings of 8.125% Senior Secured Second Priority Notes due 2018 (the “Existing Notes”) issued by ION Geophysical Corporation (“ION,” together with its subsidiaries and affiliates (where applicable), the “Company”), into new notes of the Company on the terms and conditions set forth herein.

This Term Sheet does not describe all of the material terms of the Exchange. This Term Sheet shall be governed by Rule 408 of the Federal Rules of Evidence and any and all similar and applicable rules and statutory provisions governing the non-admissibility of settlement discussion. Nothing herein and nothing contemplated by or resulting from any of the transactions contemplated herein will prejudice or act as waiver of any claims, causes of action or defenses the Company, the parties hereto or any third-party may have relating to the Company. The proposed terms and conditions set forth in this Term Sheet are intended merely as an outline of certain material terms of the Exchange. This Term Sheet does not include descriptions of all of the terms, conditions and other provisions that would be contained in definitive documentation relating to the Exchange and is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein or in that certain support agreement, as amended (the “Support Agreement”), entered into by and among the Company and the Supporting Noteholders and to which this Term Sheet is attached. Any binding commitment by or on behalf of the Company or the Supporting Noteholders relating to or to consummate the Exchange contemplated by this Term Sheet shall be set forth in the Support Agreement and the definitive documentation relating to the Exchange. Capitalized terms used but not otherwise defined herein or in the Support Agreement shall have the meaning ascribed to them in the indenture governing the Existing Notes (the “Existing Notes Indenture”) (with conforming changes to such definitions in so far as they are to be used in the indenture governing the New Notes (the “New Notes Indenture”) to be made as necessary and as agreed to by the Company and the Supporting Noteholders).

I.    Assumptions
This Term Sheet is based on the following assumptions.

PNC Credit Facility:
The aggregate principal amount of indebtedness outstanding under the PNC Credit Facility is $0. The aggregate commitment of the lender under the PNC Credit Facility is $40,000,000, which is subject to a borrowing base, which is $40,000,000.

Existing Notes:	The aggregate outstanding face amount of the Existing Notes is $175,000,000 plus accrued and unpaid interest thereunder.
Equity:
The Company had 10,620,776 shares of common stock outstanding as of February 29, 2016. The Company is authorized to issue 26,666,667 shares of common stock with a $0.01 par value and 5,000,000 shares of preferred stock with a $0.01 par value. No preferred stock has been issued or is outstanding.

II.    Exchange Offer

Exchange Offer:
On or before the Consummation Deadline (defined below), the Company shall commence an exchange offer for the Existing Notes (the “Exchange Offer”). The Exchange Offer shall provide each eligible participant with the option to tender and exchange all of such participant’s Existing Notes for the following consideration:

•    $1,000 in principal amount of new second priority senior secured notes (the “New Notes”) for each $1,000 of Existing Notes validly exchanged, the terms of which are set forth below in Part III; and

•    either (a) for each $1,000 of Existing Notes validly exchanged at or prior to 11:59 P.M. New York City Time, on the tenth business day following the commencement of the Exchange Offer (such time and date, as it may be extended, the “Early Tender Date”), ten (10) shares of the Company’s common stock, and (b) for each $1,000 of Existing Notes validly exchanged after the Early Tender Date, seven (7) shares of the Company’s common stock.

The New Notes will be (a) represented in registered, global form, without interest coupons (“Global Notes”), (b) deposited upon issuance with the Trustee as custodian for The Depositary Trust Company (“DTC”) and (c) registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC, as further described in the “Description of the New Notes” prepared in connection with the Exchange. Holders of the Existing Notes that are not affiliates and have met the requisite holding requirements and that execute and deliver a certificate to that effect (to be included in the Exchange Offer materials), will receive their New Notes in the form of beneficial interests in an Unrestricted Global Note (i.e., Global Note that does not bear a private placement or other restrictive legend).

Conditions:
The Company’s obligation to accept for exchange Existing Notes validly tendered pursuant to the Exchange Offer is subject to the occurrence of the following:

•    the entry into the Second Amendment to the PNC Credit Facility on terms satisfactory to the Company and to the Supporting Noteholders;

•    the entry by holders of Existing Notes into lock-up agreements, the terms of which are set forth below in Part IV;

•    the Support Agreement being in full force and effect as between the “Requisite Holders” (as defined in the Support Agreement) and the Company; and

•    at least 90% of the aggregate principal amount of outstanding Existing Notes shall have been tendered into the exchange and not validly withdrawn, which condition may be waived by the Company, but not lower than 80% without the consent of the Requisite Holders.

The foregoing conditions may be waived by the Company with the consent of the Requisite Holders.

Repurchase Right:
Following the closing of the Exchange Offer, the Company will have the right, but not the obligation, to purchase non-exchanged Existing Notes for cash consideration not to exceed 55% of par. The Company may not voluntarily purchase non-exchanged Existing Notes that are held by holders known by the Company to be insiders or affiliates of the Company.

Exit Consents:
Simultaneous with the commencement of the Exchange Offer, the Company agrees to seek consents (the “Consents”) from each holder of Existing Notes for the amendment of the Existing Notes Indenture so as to (i) eliminate substantially all covenants, defaults, events of defaults and other provisions as agreed to by the Supporting Noteholders that do not require the consent of each holder affected thereby pursuant to Section 9.02 of the Existing Notes Indenture and (ii) release the second priority security interest in the collateral securing the Existing Notes and grant a third priority security interest in the collateral, subordinate to liens securing all senior and second priority indebtedness of the Company, including the PNC Credit Facility and the New Notes. Holders of Existing Notes shall be required to provide Consents as a condition to participating in the Exchange Offer (the “Consent Solicitation”). The Company shall not pay any fee or other consideration to the consenting holders of Existing Notes in connection with the Consents. Any executed Consents shall become effective only upon the consummation of the Exchange Offer.

III.    General Terms of New Notes

Interest:	9.125% paid semiannually in cash
Maturity Date:	December 15, 2021.
Guarantors:	Same Guarantors as currently guarantee the Existing Notes and the PNC Credit Facility.
Ranking and Security:
The New Notes shall rank (i) pari passu in right of payment to (a) all Senior Indebtedness (as defined below), including all obligations under the PNC Credit Facility, and (b) any additional New Notes or other pari passu indebtedness and (ii) effectively senior in right of payment to all other indebtedness of the Company (to the extent of the value of Collateral), including the non-exchanged Existing Notes, and (iii) senior in right of payment to any indebtedness of the Company that is contractually subordinated in right of payment to the Company’s other Senior Indebtedness.
The New Notes shall be secured by a second priority security interest on all of the assets securing the Senior Indebtedness, including the PNC Credit Facility, which constitute substantially all of the assets of ION and the Guarantors (other than the Excluded Assets). The liens securing the New Notes shall only be junior to the liens securing the Senior Indebtedness (including the PNC Credit Facility) and any other Permitted Prior Liens, so long as such Senior Indebtedness is not otherwise subordinated in right of payment or proceeds of the realization of Collateral (including in the form of last-out tranches) to any other indebtedness of the Company.

Optional Redemption:
All or any portion of the New Notes shall be redeemable on and after December 15, 2019 at 105.50%, declining to 103.50% on December 15, 2020 and thereafter declining to par on the Maturity Date.
Prior to December 15, 2019, all or any portion of the New Notes shall be redeemable at a price of 100% plus the Applicable Premium.
At any time prior to December 15, 2019, up to 35% of the New Notes shall be redeemable at a price of 110% in an amount not to exceed the net cash proceeds from an Equity Offering by the Company, subject to certain terms and conditions to be contained in the New Notes Indenture.

Mandatory Redemption:	Same as in the Existing Notes Indenture (offers to purchase out of the asset sale proceeds and upon the change of control).
Incurrence of Debt:
The Company shall be permitted to incur, in exchange for cash proceeds, up to $100,000,000 of senior indebtedness (including indebtedness under one or more Credit Facilities), which may be secured by first priority liens (the “Senior Indebtedness”) and which amount shall include, among other things, (i) any indebtedness under the PNC Credit Facility, (ii) any indebtedness incurred by Foreign Subsidiaries in an aggregate amount not to exceed $25,000,000 at any time outstanding and (iii) letters of credit and and/or bank guarantees; provided, however, that any refinancing of the non-exchanged Existing Notes with senior indebtedness shall have (x) a maturity date at least ninety (90) days after the maturity date of the New Notes and (y) a face amount not to exceed 55% of par of the non-exchanged Existing Notes.
Liens to secure indebtedness of Foreign Subsidiaries shall relate only to assets and properties of Foreign Subsidiaries.
The Company shall be permitted to incur up to $25,000,000 of additional New Notes.
The Company shall be permitted to incur up to $25,000,000 of indebtedness in connection with the Company’s entry into capital leases, on arm’s length and market business terms.
All other provisions for the limitations on the incurrence of indebtedness to be negotiated and mutually agreeable to the Company and the Supporting Noteholders, including, without limitation, provisions for incurrence of indebtedness based on the Fixed Charge Coverage Ratio test and limits on Hedging Obligations.
Notwithstanding anything herein to the contrary, the Company shall not incur any indebtedness of any kind that is contractually subordinated either in right of payment or in respect of the proceeds of collateral (including by way of “last out” tranches) to any other indebtedness of the Company unless such indebtedness is also contractually subordinated in right of payment or in respect of the proceeds of collateral, as the case may be, to the New Notes and the applicable guarantee of the New Notes on substantially identical terms.

Restricted Payments and Investments:
The provisions of the New Notes Indenture regarding Restricted Payments and Permitted Investments shall be consistent with the terms of the Existing Notes Indenture except as follows:
•    The general Restricted Payments basket (Section 4.07(b)(xiv) under the Existing Notes Indenture) shall be $10,000,000; provided, that the amount available under the general Restricted Payments basket shall increase by the amount of Cash Tender Cap not used in connection with the Cash Tender Option.
•    The amount of Equity Interests permitted to be repurchased from officers, directors and employees (Section 4.07(b)(v) under the Existing Notes Indenture) shall be reduced to $1,000,000 (from $5,000,000) in any twelve-month period and the amount of unutilized capacity from the preceding twelve-month period available for carry over into the next twelve-month period shall be reduced to $1,000,000 (from $5,000,000).
In addition, the Company shall be permitted to make all payments of interest on the non-exchanged Existing Notes and of principal and accrued interest upon the maturity date of the non-exchanged Existing Notes.
Any repurchase, redemption, defeasance or other acquisition or retirement for cash of the Existing Notes, in each case at the option of the Company, occurring on or after the date of the New Notes Indenture constituting a Restricted Payment shall be for consideration in an aggregate principal amount not to exceed 55% of par, plus accrued and unpaid interest thereon. The Company shall not voluntarily repurchase, redeem, defease or otherwise acquire or retire Existing Notes after the date of the New Notes Indenture from holders known by the Company to be affiliates unless such repurchase, redemption, defeasement, acquisition or retirement is made available to all holders of the Existing Notes on the same basis.

Incremental Indebtedness:	The Company may incur additional pari passu or junior indebtedness equal to the amount of any New Notes redeemed.
Other Covenants:	All other covenants to be determined and agreed to by the Supporting Noteholders and otherwise consistent with the Existing Notes Indenture.
IV.    Common Stock

Lock-Up:
Each holder of Existing Notes that tenders and exchanges its Existing Notes in the Exchange Offer shall execute a lock-up agreement (to be included in the Exchange Offer materials) pursuant to which such holder shall acknowledge and agree that, unless waived by the Company in writing, the shares of the Company’s common stock issued in the Exchange Offer may not be transferred for a period of 3 months following the Closing Date.

V.    Other Terms of Exchange Offer

Consummation Deadline:	The Exchange shall have been consummated by a date to be negotiated and mutually agreeable to the Company and the Requisite Holders (the date that the Exchange is consummated, the “Closing Date”).
Payments on Existing Notes:
At all times prior to the Closing Date, including prior to entry into definitive documentation regarding this Term Sheet, the Company shall pay in the ordinary course and in a timely manner all payments required under the Existing Notes Indenture and shall pay in cash on the Closing Date all accrued and unpaid interest.

Structure Considerations:	The Exchange and all transactions contemplated in this Term Sheet shall be subject to review and modification based on tax and other considerations.
Press Release:
The Supporting Noteholders will be given an opportunity to comment on all public statements by the Company related to the Exchange (including press releases, Form 8-Ks or other statements) to be in form and substance reasonably acceptable to the Requisite Holders, subject to applicable law or rules of any securities exchange.

Approval of Definitive Documents:
The terms, conditions and circumstances of any and all documents relating to the transaction shall be in form and substance acceptable to the Company and the Requisite Holders in all respects and must be expressly approved by the Company and the Requisite Holders.

Supporting Noteholders’ Fees and Expenses:
The Company shall execute a fee letter that obligates the Company to reimburse the Supporting Noteholders for all reasonable costs, fees and expenses (the “Noteholder Single Legal Counsel Expenses”), incurred by a single legal counsel to certain of the Supporting Noteholders, which will be Fried, Frank, Harris, Shriver & Jacobson LLP. It shall be a condition to closing the Exchange Offer that all outstanding Noteholder Single Legal Counsel Expenses are reimbursed by the Company in full at the closing of the Exchange Offer.

Notwithstanding anything to the contrary, the obligation of the Company to reimburse any Noteholder Single Legal Counsel Expenses shall be conditioned upon the execution and delivery of the Support Agreement by and between the Company and holders of no less than 65% of the outstanding Existing Notes as of the date of such execution and delivery, and the Company shall not be obligated to reimburse any Noteholder Single Legal Counsel Expenses incurred prior to such date in excess of $425,000 in the aggregate. The reimbursement shall be made by the Company by wire transfer simultaneous with the delivery of signature pages for all such holders.

Consents:	The Company shall obtain the necessary consents, if any, in order to implement the transactions contemplated herein.
Other Conditions to Closing:
In addition to the foregoing, the Exchange shall be subject to usual and customary conditions for a transaction of this type, as well as other conditions acceptable to the Requisite Holders and the Company.

Governing Law:	New York.

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